Znomics and Leading Chemist at Oregon Health & Science University Launch Drug Discovery Program for Treatment of Inflammatory Diseases

Company Funds Laboratory of Professor Thomas Scanlan, Ph.D.; Acquires Exclusive Option to License Small Molecule Compounds from the Discovery Program

Portland, Ore. – July 9, 2008 - Znomics, Inc. (OTCBB: ZNOM), a pioneer in the development of the zebrafish as a vertebrate genetic platform to accelerate drug discovery, announced today a collaborative research program with Oregon Health & Science University (OHSU) and Thomas Scanlan, Ph.D., Director of its Chemical Biology Program, to design and develop pre-clinical compounds to treat diseases such as rheumatoid arthritis, asthma and inflammatory bowel syndrome.

“This is an important new therapeutic program for Znomics,” said Richard Sessions, CEO of Znomics. “Dr. Scanlan has a proven record of designing new compounds that have progressed from the university setting into commercial development and clinical studies. We’re extremely pleased to have a research chemist of Tom’s caliber collaborating with us.”

With this collaboration, the company has met its objective this year of establishing three de novo drug discovery programs with the goal of having three pre-clinical lead compounds in different disease areas in 2010.  The programs announced in the second quarter of 2008 include a drug discovery program in obesity and a collaborative drug discovery program to develop compounds for the treatment of T-cell diseases, including leukemia, lymphoma and autoimmune disorders.

Under the research agreement, Znomics will fund the program and will have the option to exclusively license the rights to the discoveries. Dr. Scanlan, a professor of physiology and pharmacology at OHSU, has conducted leading work in biological research and small molecule discovery in “dissociating glucocorticoid” compounds that retain the desired anti-inflammatory action but without having the serious side effects of steroids. His work has been recognized by the American Chemical Society, which awarded him the prestigious Arthur C. Cope Scholar Award in July 2007.  Dr. Scanlan has been a member of Znomics’ Scientific Advisory Board since December 2007.

“I’m excited about this project and about having Tom more involved with Znomics,” said Bruce Beutel, chief scientific officer of Znomics. “The factors involved in glucocorticoid activity represent the kind of complex biology, involving different effects on multiple genes and organs, where our zebrafish whole animal approach can make a significant difference in the drug discovery process.”

“Having the talented Znomics group in close proximity enables us to efficiently leverage resources for this project,” said Dr. Scanlan. “Nothing would please me more than to find a drug that could lead to improved long term treatment for patients suffering from debilitating inflammation-related diseases, which is a large unmet medical need.”

About Znomics

Znomics, Inc. is focused on identifying and developing new pharmaceutical products for treatment of human disorders and diseases.  The company’s drug discovery platform is based on its catalogued library of mutations in the zebrafish, called the ZeneMark Library.  The library, the first in a vertebrate, currently contains more than 11,000 strains of fish representing mutations in approximately half of the known genome.  Zebrafish share 80% - 90% of the same genes as humans.  The company is leveraging this technology for its internal drug discovery efforts as well as establishing collaborative partnerships with pharmaceutical companies and universities.  For more information, visit www.znomics.com

Forward-Looking Statements

With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties.  Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues or expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to execute on the strategic plan, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements. Additional risks and uncertainties are described in the Company’s public filings with the Securities and Exchange Commission, available online at www.sec.gov. Znomics undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information, visit our website at www.znomics.com

Contacts:

Richard Sessions, Chief Executive Officer, 503 827-5271 X102, sessions@znomics.com

Kerry Rea, Chief Financial Officer, 503 827-5271 X101, k.rea@znomics.com

Investor:

PondelWilkinson Inc.

Eileen Rauchberg/Rob Whetstone, 310-279-5980